Exhibit 16.1



                      [Arthur Andersen LLP Letterhead]

                               June 11, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir:

         We have read the first, second, third, fourth, fifth, sixth and ninth paragraphs of Item 4 included in the Form 8-K/A dated June 11, 2002 of Hub Group, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP
--------------------------
Arthur Andersen LLP



cc:     Jay E. Parker
         Chief Financial Officer, Hub Group, Inc.